Filed Pursuant to Rule 424(b)(7)
Registration No. 333-162551
Prospectus Supplement
(To Prospectus dated October 26, 2009)

Duff & Phelps Corporation

Class A Common Stock

________________

This prospectus supplement supplements and amends the prospectus dated October 26, 2009 relating, in part, to the resale from time to time of up to 19,618,979 shares of our Class A common stock by the selling stockholders described therein and in this prospectus supplement.  The selling stockholders are offering all of the shares of our Class A common stock offered by this prospectus supplement.  We will not receive any proceeds from the sale by the selling stockholders of shares of Class A common stock.

This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Our Class A common stock is listed on the New York Stock Exchange under the trading symbol “DUF.”  The last reported sale price of our Class A common stock on November 13, 2009 was $17.11 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 3 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated November 16, 2009.

SELLING STOCKHOLDERS

On November 9, 2009, we completed an underwritten public offering of 2,500,000 shares of our Class A common stock. The proceeds of that offering were used to redeem, for cash, an equivalent number of New Class A Units of Duff & Phelps Acquisitions, LLC, which otherwise would have been exchangeable for our Class A common stock on a one-for-one basis pursuant to our exchange agreement. The shares of Class A common stock into which such redeemed New Class A Units would have been exchangeable are no longer available for resale under the prospectus to which this prospectus supplement relates. In connection with the offering, approximately 221,000 shares of Class A common stock listed in the table below are subject to lock-up restrictions until February 3, 2010.

The shares of Class A common stock offered by this prospectus supplement may be offered from time to time by the selling stockholders named below.  Information concerning other selling stockholders will be set forth in other prospectus supplements from time to time, if required.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares of Class A common stock beneficially owned by them, subject to applicable community property laws.

Except as otherwise indicated, the address for each selling stockholder is c/o Duff & Phelps Corporation, 55 East 52nd Street, 31st Floor, New York, New York 10055.

	Before the Offering			After the Offering
	Class A Common Stock on a Fully-Exchanged Basis		Number of Shares Offered Hereby	Class A Common Stock on a Fully-Exchanged Basis(1)
Selling Stockholder	Number	Percent(2)	Number	Number	Percent(2)
Gerard Creagh(3)	562,005	1.4%	78,250	483,755	1.2%
Kim S. Abello	4,343	*	782	3,561	*
Christian Aders	17,205	*	1,019	16,186	*
David Althoff	15,898	*	666	15,232	*
Tom Anastassiou	3,039	*	75	2,964	*
Jerome Arcy	42,604	*	1,774	40,830	*
Nicholas Armstrong	4,846	*	4,349	497	*
Michael Athanason	95,043	*	2,722	92,321	*
David Baldwin Jr.	9,383	*	198	9,185	*
Gary L. Bannon	51,729	*	2,741	48,988	*
Paul F. Barnes	122,551	*	4,528	118,023	*
Robert Bartell	48,414	*	642	47,772	*
Daniel Bayston	28,873	*	3,253	25,620	*
Belinsky Family Trust	242,955	*	13,059	229,896	*
Joshua Benn	68,450	*	26,362	42,088	*
Elyse Bluth	29,757	*	2,014	27,743	*
Frank Bollmann	8,828	*	2,713	6,115	*
Stephen Burt	96,763	*	3,064	93,699	*

Sean Cannaday	10,191	*	167	10,024	*
Michelle Carpenter-Hanson	7,448	*	27	7,421	*
David Cefali, 2007 Education Trust	9,425	*	903	8,522	*
Sheryl Cefali	7,477	*	131	7,346	*
Sheryl Cefali, 2007 Education Trust	9,425	*	903	8,522	*
Andreas Chrysostomou	35,051	*	1,644	33,407	*
Jack Clemens	16,835	*	150	16,685	*
Peter Corbell	25,581	*	25,581	-	-
Matthew D. Covington	818	*	818	-	-
Brian Cullen	36,663	*	1,626	35,037	*
Howard Dexter	18,337	*	5,876	12,461	*
Michael Dolan	78,569	*	23,510	55,059	*
Jeffrey D. Dunne	60,201	*	4,398	55,803	*
Kelly Dwyer	32,480	*	812	31,668	*
Greg S. Franceschi	99,370	*	4,638	94,732	*
Mark Gallagher	69,641	*	25,000	44,641	*
James Gavin	18,994	*	84	18,910	*
Aaron Arthur Gilcreast	33,105	*	32,634	471	*
Matthew Glace	8,386	*	27	8,359	*
Timothy Golden	16,497	*	1,015	15,482	*
Jeffrey Gordon	35,837	*	2,415	33,422	*
Steven W. Graham	19,541	*	19,541	-	-
Robert Herman	20,812	*	1,046	19,766	*
David Herr	39,671	*	1,612	38,059	*
Warren Hirschhorn	60,954	*	2,874	58,080	*
Carl R.E. Hoemke	54,524	*	2,628	51,896	*
Donald Jacobs	1,221	*	1,221	-	-
Jonathan Jacobs	46,683	*	1,752	44,931	*
Christopher Janssen	45,298	*	605	44,693	*
Jeffrey Chanin & Co.	41,119	*	3,939	37,180	*
Patrick Jensen	31,106	*	616	30,490	*
Glen Noll Kernick	33,913	*	1,274	32,639	*
Estate of Scott King	66	*	66	-	-
Robert Kirtley	90,584	*	10,000	80,584	*
Mark Kramer	14,264	*	38	14,226	*
Frank La Greca	34,153	*	1,948	32,205	*
David Larsen	33,151	*	1,120	32,031	*
Brian Lawrence	14,818	*	2,883	11,935	*
Edward Lee	33,045	*	1,266	31,779	*
Nathan I. Levin	52,380	*	20,101	32,279	*
John Levitske	14,508	*	1,026	13,482	*
John Lilly	4,390	*	421	3,969	*
Michael Lloyd	24,425	*	1,628	22,797	*

David MacGreevey	277	*	277	-	-
Daniel MacMullan	50,648	*	2,749	47,899	*
John Madden	26,165	*	1,347	24,818	*
Myron A. Marcinkowski	72,075	*	4,713	67,362	*
Carlos Martinez	17,746	*	922	16,824	*
James Massey	21,187	*	1,051	20,136	*
Bryce May	3,138	*	354	2,784	*
Richard C. May	90,299	*	62,905	27,394	*
Robert Mcdonald	553	*	553	-	-
Geoffrey Melrose	36,640	*	15,886	20,754	*
Christopher Mercier	16,793	*	27	16,766	*
John Miscione	14,989	*	841	14,148	*
Mark T. Mondello	21,339	*	1,054	20,285	*
Brian C. Moulton	19,541	*	19,541	-	-
Raphael Newman	62,961	*	4,371	58,590	*
Kenneth Nofziger	23,461	*	10,814	12,647	*
Denise Clarke Norton	8,712	*	8,712	-	-
John O'Brien	10,580	*	414	10,166	*
Michael O'Dowd	17,150	*	454	16,696	*
Henk Oosterhout	24,865	*	1,754	23,111	*
John Osswald	25,870	*	9,390	16,480	*
Daniel Peters	26,095	*	26,095	-	-
Allen Pfeiffer	83,635	*	4,232	79,403	*
Kleanthis Phili	107,377	*	4,121	103,256	*
Jeffrey J. Ploussard	48,792	*	25,775	23,017	*
Patrick Prendergast	51,536	*	26,429	25,107	*
Michael Press	1,105	*	1,105	-	-
Dean Price	10,719	*	3,159	7,560	*
Ross Prindle	75,195	*	4,292	70,903	*
Patrick Puzzuoli	24,876	*	123	24,753	*
Gregory Range	87,660	*	49,439	38,221	*
Timothy Reichert	31,001	*	479	30,522	*
Michael Reynolds	809	*	809	-	-
Mark Rubin	28,964	*	3,263	25,701	*
Sherri Saltzman	10,032	*	4,356	5,676	*
Stephen James Salvati	154	*	154	-	-
Pedro C. Santos	15,079	*	15,079	-	-
Jeffrey Schiedemeyer	63,490	*	9,343	54,147	*
Mathias Schumacher	22,159	*	2,004	20,155	*
Steve Sebastian	5,562	*	3,708	1,854	*
Mike J. Seery	9,456	*	1,066	8,390	*
Steven J. Shanker	73,413	*	4,322	69,091	*
Margaret Shanley	23,477	*	7,759	15,718	*
Jan Jaap Snel	12,793	*	249	12,544	*
David A. Spieler	100,295	*	15,162	85,133	*

Matthew Tanner	14,323	*	168	14,155	*
David Turf	22,829	*	752	22,077	*
Daniel R. Van Vleet	2,416	*	2,416	-	-
Theodor VanStephoudt	334	*	334	-	-
Skip Victor Trust	242,955	*	13,059	229,896	*
Paul Viscio	34,431	*	1,830	32,601	*
Michael Wabnitz	15,478	*	442	15,036	*
Lynne Weber	46,299	*	27,866	18,433	*
Michael C. Wierwille	40,986	*	1,825	39,161	*
Brent Williams	26,603	*	1,424	25,179	*
Philip Wisler	32,614	*	1,280	31,334	*
Daniel G. Zircher	42	*	42	-	-

*	Less than 1%

(1)
Assumes that each selling stockholder sells all of its shares of Class A common stock offered pursuant to this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common stock subsequent to the date as of which we obtained information regarding its holdings.  The selling stockholders are not obligated to sell all or any portion of the shares of our Class A common stock, and the number and percentage of shares of Class A common stock owned after the offering will depend on the number of shares actually sold.

(2)	Based on a total of 40,224,138 shares of Class A common stock outstanding as of November 4, 2009 on a fully-exchanged basis.

(3)	Also includes 11,215 New Class A Units held by Mr. Creagh through Vestar/D&P Holdings, LLC. Mr. Creagh is President and a Director of the Company.